UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    December 24, 2003

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

1-14768	NSTAR	04-3466300
800 Boylston Street
Boston, Massachusetts 02199
Telephone (617) 424-2000

Item 5. Other Events

NSTAR Communications Securities Corporation, a wholly owned indirect subsidiary of NSTAR, owns approximately 11.6 million common shares of RCN Corporation (RCN) as an available for sale investment. This investment represents approximately 10% of RCN’s outstanding common shares. The total carrying value, net of unrealized gains/losses, of this investment at September 30, 2003 was approximately $6.1 million.

On December 24, 2003, NSTAR has determined to exit its investment in RCN and has determined to abandon the 11.6 million shares of RCN common stock and record a pre-tax charge of $6.1 million, or $0.08 per share, in this quarter. NSTAR determined that the abandonment at this time was the most tax efficient, cost effective and expedient means to exit its RCN investment. NSTAR determined other alternatives such as a sale of the shares would be less beneficial as a result of the number of shares held by NSTAR; the trading volume in shares of RCN common stock; the potential negative impact that a large volume of sales of RCN common stock could have on the value of such shares; the length of time required to exit such investment through a sale of such shares and the fact that no block purchasers expressed an interest in purchasing such shares. NSTAR determined that the benefit of a tax realization event at this time and in this manner outweighed any benefit that it would likely realize from any other alternative, including the future sale of such shares in an orderly fashion consistent with all laws, rules and regulations.

Management reiterates its previous guidance for the year 2003 at a range of $3.35—$3.45 per basic share.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NSTAR (Registrant)

Date: December 24, 2003	By:	/S/ R. J. WEAFER, JR

Robert J. Weafer, Jr. Vice President, Controller and Chief Accounting Officer